Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP, LLC:

We consent to the use of our report dated February 20, 2004, with respect to the balance sheets of CF Martin Sulphur, L.P. as of December 31, 2003 and 2002, and the related statements of operations, changes in partners’ capital, and cash flows for the three years ended December 31, 2003, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Shreveport, Louisiana
June 30, 2004